Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287303

Prospectus Addendum

to the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025

BARCLAYS BANK PLC GLOBAL MEDIUM-TERM NOTES, SERIES A UNIVERSAL WARRANTS

We have filed with the Securities and Exchange Commission a prospectus dated May 15, 2025 (the “Prospectus”), a prospectus supplement dated May 15, 2025 with respect to Global Medium-Term Notes, Series A and Universal Warrants (the “Securities”) issued by Barclays Bank PLC (the “Prospectus Supplement”), and an underlying supplement dated May 15, 2025 (the “Underlying Supplement”) under the Registration Statement on Form F-3ASR (No. 333-287303) dated May 15, 2025 (the “Registration Statement”), which supersede any prospectus dated prior to May 15, 2025 (each, a “Former Prospectus”), any prospectus supplement dated prior to May 15, 2025 (each, a “Former Prospectus Supplement”) and any underlying supplement dated prior to May 15, 2025 (each, a “Former Underlying Supplement”) previously filed with the Securities and Exchange Commission.

We will, and our affiliates may, use this prospectus addendum, the Prospectus, the Prospectus Supplement and the Underlying Supplement in connection with offerings of the Securities that commenced prior to the date hereof but that have not yet priced or settled. With respect to each preliminary pricing supplement relating to such an offering:

•	all references to any Former Prospectus (or to any section thereof) shall be deemed to refer to the Prospectus (or to the corresponding section thereof);

•	all references to any Former Prospectus Supplement (or to any section thereof) shall be deemed to refer to the Prospectus Supplement (or to the corresponding section thereof); and

•	all references to any Former Underlying Supplement (or to any section thereof) shall be deemed to refer to the Underlying Supplement (or to the corresponding section thereof).

In addition, Barclays Capital Inc. or any other of our affiliates may use this prospectus addendum and the Prospectus in market resale transactions in any of the Securities after their initial sale.

See “Risk Factors” beginning on page S-9 of the Prospectus Supplement and the risk factors set forth in the relevant pricing supplement for a description of risks relating to an investment in the relevant Securities.

Any amount payable or property deliverable on the Securities is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power (as described in the Prospectus Supplement) by the relevant U.K. resolution authority.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined that this prospectus addendum is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

You should read this prospectus addendum together with the relevant pricing supplement, the Prospectus, the Prospectus Supplement and, if applicable, the Underlying Supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this prospectus addendum, “we,” “us” and “our” refer to Barclays Bank PLC.

May 15, 2025